News Release

For Immediate Release	For Further Information Contact:
May 23, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY ANNOUNCES RECORD FIRST QUARTER

SALES AND EARNINGS

PERFORMANCE EXCEEDS LAST YEAR’S EXCEPTIONALLY STRONG QUARTER

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, a leading distributor of construction, repair and maintenance-related products today reported financial results for its first quarter of fiscal year 2006.

Revenues for the quarter ended April 30, 2005 were a record $1.24 billion, an increase of 25% from $992.8 million in the previous year’s first quarter. Organic sales growth was 9%, against a very challenging prior year comparison.

Net income grew 14% to $34.0 million compared to $29.8 million in the prior year’s first quarter. Earnings per diluted share grew 6% to $0.51, on 66.5 million average shares outstanding, compared to $0.48 per diluted share on 61.7 million average shares outstanding in the previous year’s first quarter.

“We are very pleased with our first quarter results despite the challenging sales and earnings comparisons against last year’s extraordinary performance,” said Tom Morgan, President and Chief Executive Officer. “In last year’s first quarter we grew revenues 27% with 14% organic growth, and leveraged significant increases in commodity prices for a near doubling of earnings per share. With selling prices leveling out and margins moderating, we improved upon that performance in this fiscal year’s first quarter.

“In particular, we began to drive our expense levels down, which is critical to delivering sustainable, higher profitability and return on invested capital. I am especially pleased at the continued progress achieved in the past few months in our information systems conversions and upgrades. Our largest core businesses, representing 90% of our branches and 88% of net revenue, are now all on Hughes Unified operating systems.” stated Morgan.

Revenues

The Company’s first quarter organic sales growth of 9% reflected continued strength in commercial and residential construction, and increased industrial activity. Compared to one year ago, price changes for commodity-based products were mixed, resulting in a modest price impact to total company first quarter sales.

Segment Revenues

Segment revenues and organic sales growth for the first quarter of fiscal year 2006 are summarized below:

	Reported Revenues
	First Quarter		Organic
($ Millions)	FY2006	FY2005	Sales Growth
Water & Sewer	$320.3	$271.6	10%
Plumbing/HVAC	283.8	220.9	0%
Utilities	194.3	100.1	17%
MRO	100.4	106.9	(5)%
Electrical	106.0	102.3	4%
Industrial PVF	117.7	82.7	42%
Building Materials	68.6	59.1	16%
Other	48.6	49.2	(1)%

Total	$1,239.7	$992.8	9%

•	The Water & Sewer segment experienced organic sales growth of 10% due to good demand particularly in Florida, Arizona, Texas and Nevada, and higher pvc and ductile iron prices, partially offset by weather-related project delays in Southern California and parts of the Southeast.

•	The Plumbing/HVAC segment reported flat organic sales to last year. Inclement weather in Southern California and parts of the Southeast affected sales early in the quarter, but sales in April were strong, particularly in the Carolinas.

•	The Utilities segment reported strong organic sales growth of 17% driven primarily by higher demand and unseasonably good weather in the Pacific Northwest region.

•	Sales for the MRO segment were down 5% in the quarter. The first quarter of the current fiscal year included one less shipping day than the year ago quarter. Average daily sales were down 3% compared to the same period last year. Sales continued to be impacted by the effects of integrating the operations of Century and Hughes MRO, and by continued weakness in the multi-family housing market, particularly in its largest markets of Dallas, Houston, Atlanta and Indianapolis, where vacancy rates are higher than the national average.

•	The Electrical segment posted 4% sales growth driven by higher commercial construction activity and continued strength in residential construction, particularly in Florida and North Carolina.

•	The Industrial PVF segment reported another record quarter with outstanding sales growth of 42% driven by a significant increase in project-related activity primarily from oil and petrochemical customers. Higher nickel and metal alloy prices also contributed to the sales growth in the quarter.

•	The Building Materials segment reported another strong quarter with sales growth of 16%, its seventh consecutive quarter of double-digit growth, as the business continued to benefit from higher commercial construction activity, particularly in Florida.

•	Sales for the Other category, which includes the Fire Protection and Mechanical businesses, collectively were down 1% in the quarter. Mechanical decreased due to a decline in large projects from a year ago. Fire Protection sales growth was positive, but profitability was impacted significantly by higher product costs than a year ago.

Operating Income

As expected, the Company’s gross margin ratio of 22.3% was down 200 basis points from the previous year, and down 30 basis points sequentially from the fourth quarter of fiscal year 2005. The gross margin ratio was impacted by higher priced inventory, and a greater mix of lower-margin Utilities business due to the acquisition of Southwest Power / Western States Electric in last year’s fourth quarter. The sequential decrease was due primarily to product and business mix.

In the quarter, the Company improved its SG&A ratio to sales by 200 basis points from the prior year quarter due primarily to productivity improvements, a moderation in investment spending, and business mix. Operating income improved 24% to $62.5 million from $50.6 million in the prior year quarter, and as a ratio to sales was 5.0%.

Segment Operating Income

Segment operating income and ratio to net sales for the first quarter are summarized below:

	First Quarter FY 2006		First Quarter FY 2005
($ Millions)	Operating Income	Ratio to Net Sales	Operating Income	Ratio to Net Sales	% Change Year-over-Year
Water & Sewer	$14.0	4.4%	$10.5	3.9%	33%
Plumbing/HVAC	5.9	2.1%	4.9	2.2%	20%
Utilities	6.8	3.5%	2.8	2.8%	143%
MRO	7.5	7.5%	7.7	7.2%	(3)%
Electrical	3.0	2.8%	3.5	3.4%	(14)%
Industrial PVF	17.9	15.2%	11.4	13.8%	57%
Building Materials	5.0	7.3%	5.0	8.5%	0%
Other	2.4	4.9%	4.8	9.8%	(50)%

Total	$62.5	5.0%	$50.6	5.1%	24%

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “Productivity improvements resulting from our various operational initiatives and the new business structure put in place last year, are beginning to gain traction and are improving the overall cost structure, as evidenced by the improvement in operating costs as a ratio to net sales to 17.2% versus 19.2% in last year’s first quarter. Last year we expanded our capital structure to support future growth opportunities, and while this is slightly dilutive in the short-term, we believe it is the right long-term strategy. Despite this dilution, and a $1.7 million tax credit that increased earnings per share by $0.03 in the year ago quarter, net income improved 14% to $34.0 million, and diluted earnings per share improved 6% to $0.51 in this year’s first quarter.

“In addition, we continue to make excellent progress in the area of asset management. Good working capital management and solid earnings resulted in operating cash flow of approximately $13 million, and a strong improvement in the internal return on invested capital to nearly 30% in the quarter,” stated Bearman.

Outlook

Tom Morgan commented, “As expected, in terms of comparisons to last year, this first quarter of fiscal year 2006 was a challenging one, as sales growth and gross margins returned to more normal levels. We expect commodity prices will continue to moderate over time, but believe the moderation will be manageable through our ability to handle price fluctuations through turns and demand, the breadth of inventory that our business portfolio offers, and our ability to manage expenses. With the commodity price issues of last year behind us, our Company’s key focus is on growing sales and improving earnings through productivity gains.

“We continue to see good demand in the commercial and residential construction end markets we serve, and are particularly encouraged by the increased activity in the industrial end market. In addition, as evidenced by the first quarter’s results, we continue to make excellent progress on the various operational and financial initiatives that will provide us with greater returns.

“As we previously indicated, for fiscal year 2006 we expect high, single-digit organic sales growth, with moderation in gross margins from the fiscal year 2005 levels. We also anticipate expenses, as a ratio to sales, to be lower as we begin to benefit from our various operational initiatives, and are targeting earnings per share growth of 10% to 20% for the year.

“In the second quarter, we expect demand to continue to be good across all end markets. While sales growth and gross margins are once again up against very challenging comparisons to last year, we should continue to see lower expenses as a ratio to sales as our operational initiatives gain momentum,” concluded Morgan.

The following are projected targeted ranges for the second quarter of fiscal year 2006, ending July 31, 2005, compared to the prior fiscal year’s second quarter:

•	Revenues: $1.335 billion - $1.355 billion, an increase of 17% - 19%, with organic sales growth of approximately 10%

•	Net Income: $42.6 million - $45.2 million, an increase of 8% - 15%

•	Diluted Earnings per Share: $0.64 - $0.68, an increase of 2% - 8%

Earnings Conference Call and Webcast

Hughes Supply will hold a conference call at 9:00 a.m. eastern time on Tuesday, May 24, 2005 to discuss its first quarter fiscal year 2006 financial results and second quarter outlook. To access the call, please dial 866-556-1092; passcode Hughes; leader Mr. David Bearman, or you may log on to http://www.hughessupply.com/ and click on the Investors tab. A replay of the conference call will be available on the Hughes Supply web site until June 24, 2005, or you may dial 866-445-8290; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,400 associates and generated annual revenues of $4.4 billion in its last fiscal year. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.

Forward-Looking Statements

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Disclosures in this news release, including in the attached tables, regarding the Company’s first quarter financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-Q for the quarter ended April 30, 2005. The financial information in this release reflects the company’s preliminary results subject to completion of the quarterly review process. The final results for the Company’s first quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

Non-GAAP Financial Information

This release refers to certain non-GAAP financial measures. As required by the Securities and Exchange Commission, the Company has provided a reconciliation of these measures to the most directly comparable GAAP measures with this release and on the Company’s website at www.hughessupply.com in the “Investors” section. Non-GAAP measures as the Company has calculated them may not be comparable to similarly titled measures reported by other companies.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	April 30, 2005	Ratio to Net Sales	April 30, 2004	Ratio to Net Sales	V%
Net Sales	$1,239.7		$992.8		25%
Cost of Sales	963.4		751.2

Gross Margin	276.3	22.3%	241.6	24.3%	14%

Operating Expenses:
Selling, general and administrative	206.0	16.6%	185.0	18.6%
Depreciation and amortization	7.8		6.0

Total operating expenses	213.8	17.2%	191.0	19.2%	12%

Operating Income	62.5	5.0%	50.6	5.1%	24%

Non-Operating (Expense) Income:
Interest expense	(9.0)		(6.3)
Interest and other income	2.2		1.7

	(6.8)		(4.6)

Income Before Income Taxes	55.7		46.0		21%
Income Taxes	21.7		16.2

Net Income	$34.0	2.7%	$29.8	3.0%	14%

Earnings Per Share:
Basic	$0.53		$0.50		6%

Diluted	$0.51		$0.48		6%

Weighted-Average Shares Outstanding:
Basic	64.6		59.9

Diluted	66.5		61.7

Dividends Declared Per Share	$0.090		$0.065		38%

Net Sales by Segment:
Water & Sewer	$320.3		$271.6		18%
Plumbing/HVAC	283.8		220.9		28%
Utilities	194.3		100.1		94%
MRO	100.4		106.9		(6)%
Electrical	106.0		102.3		4%
Industrial PVF	117.7		82.7		42%
Building Materials	68.6		59.1		16%
Other	48.6		49.2		(1)%

Total	$1,239.7		$992.8		25%

Hughes Supply, Inc.

Consolidated Balance Sheets

(in millions)

	April 30, 2005	January 31, 2005	April 30, 2004
	(Unaudited)	(Audited)	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$231.9	$213.2	$9.4
Accounts receivable, net	688.2	625.3	572.5
Inventories	664.3	633.9	524.0
Deferred income taxes	25.1	25.1	20.5
Other current assets	64.2	89.0	41.8

Total current assets	1,673.7	1,586.5	1,168.2

Property and equipment, net	96.1	92.8	110.1
Goodwill	718.6	718.6	610.1
Other assets	135.9	132.4	69.8

Total assets	$2,624.3	$2,530.3	$1,958.2

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$45.2	$45.2	$45.2
Accounts payable	579.1	503.9	406.6
Accrued compensation and benefits	27.7	58.7	20.3
Other current liabilities	62.9	63.4	71.7

Total current liabilities	714.9	671.2	543.8

Long-term debt	500.2	500.5	301.7
Deferred income taxes	89.0	72.3	54.5
Other noncurrent liabilities	35.7	32.4	17.6

Total liabilities	1,339.8	1,276.4	917.6

Shareholders’ Equity:
Common stock	66.4	66.2	61.6
Capital in excess of par value	634.4	629.4	502.8
Retained earnings	601.3	573.3	492.1
Treasury stock	–	–	(3.3)
Accumulated other comprehensive income	1.9	2.0	–
Unearned compensation on restricted stock	(19.5)	(17.0)	(12.6)

Total shareholders’ equity	1,284.5	1,253.9	1,040.6

Total liabilities and shareholders’ equity	$2,624.3	$2,530.3	$1,958.2

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended
	April 30, 2005	April 30, 2004
Cash Flows from Operating Activities:
Net income	$34.0	$29.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7.8	6.0
Deferred income taxes	16.7	(2.0)
Other	1.6	3.6
Changes in assets and liabilities:
Accounts receivable	(64.3)	(82.0)
Inventories	(30.3)	(57.0)
Other assets	23.3	11.1
Accounts payable	54.1	106.9
Accrued compensation and benefits	(31.1)	(19.0)
Other liabilities	1.6	26.1

Net cash provided by operating activities	13.4	23.5

Cash Flows from Investing Activities:
Capital expenditures	(12.3)	(4.2)
Proceeds from sale of property and equipment	0.3	37.0

Net cash (used in) provided by investing activities	(12.0)	32.8

Cash Flows from Financing Activities:
Net payments under short-term debt arrangements	–	(43.7)
Principal payments on other debt	(0.2)	(1.5)
Dividends paid	(4.3)	(3.1)
Change in book overdrafts	21.1	(8.6)
Other	0.7	1.7

Net cash provided by (used in) financing activities	17.3	(55.2)

Net Increase in Cash and Cash Equivalents	18.7	1.1
Cash and Cash Equivalents, Beginning of Period	213.2	8.3

Cash and Cash Equivalents, End of Period	$231.9	$9.4

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the "Company") reports its results of operations using generally accepted accounting principles ("GAAP"), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended April 30, 2005.

Organic Sales Growth (1)

Organic Sales Growth for the Company is computed as follows (referenced throughout the press release):

	First Quarter		%
(Dollars in millions)	FY 2006	FY 2005	Variance
Existing Base	$1,065.3	$972.8	9.5%
Branch Openings/Closures	5.4	18.6
Acquisitions	169.0	148.5

Organic Sales Growth (1)	1,239.7	1,139.9	8.8%
Excluded (Divested) Branches	—	1.4
Less: Pre-Acquisition Pro forma Sales	—	(148.5)

Reported Net Sales	$1,239.7	$992.8	24.9%

(1)	The organic sales growth calculation includes all branches, including those that are newly opened, closed and acquired during the comparative fiscal periods; branches of any divested business(es) are excluded from our calculation. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity.

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($in millions)

While Hughes Supply, Inc. (the "Company") reports its results of operations using generally accepted accounting principles ("GAAP"), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended April 30, 2005.

Maintenance, Repair and Operations (MRO) Segment Daily Sales Calculation

The daily sales calculation for the MRO segment of the Company is computed as follows (referenced on page 3 of the press release):

(Dollars in millions)	First Quarter		% Variance
	FY 2006	FY 2005
Reported Net Sales for MRO Segment	$100.4	$106.9	(6)%
Less: Sales impact of divestiture	—	(1.4)

Organic sales for MRO segment	$100.4	$105.5	(5)%

Daily Sales:
Ship Days	64	65
Average Daily Sales(1)	$1.57	$1.62	(3)%

Notes:

(1)	Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the "Company") reports its results of operations using generally accepted accounting principles ("GAAP"), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measure have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended April 30, 2005.

Internal Return on Invested Capital (ROIC) (1)

Internal Return on Average Invested Capital for the Company is computed as follows (referenced on page 5 of the press release):

(Dollars in millions)	Annualized 3 Months Ended 4/30/05
Income before income taxes	$222.8
Add: Interest expense	36.0
Depreciation and amort.	31.2

Pre-tax return	$290.0	(a)

	Rolling 3
	Month Avg.
	FY 2006		4/30/2005	3/26/05	2/26/05
Accounts receivable, net	$657.8		$688.2	$646.8	$638.4
Inventories	660.8		664.3	665.1	652.9
Property and equipment, net	94.5		96.1	93.8	93.7
Property and equipment accumulated depreciation	101.4		102.3	101.6	100.4
Accounts Payable	(528.4)		(579.1)	(498.4)	(507.6)

Average invested capital	$986.1	(b)

Return on invested capital	29.4	%(a)/(b)

Notes:

(1)	Internal Return on Invested Capital (ROIC) is the Company's rate of return on capital that has been invested. Management uses ROIC as a measure of how effectively capital is allocated in core operations.